   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1995

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         NORTHWEST PIPELINE CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                        87-0269236
        (State or other jurisdiction                           (I.R.S. Employer
      of incorporation or organization)                       Identification No.)

                                295 CHIPETA WAY
                           SALT LAKE CITY, UTAH 84108
                                 (801) 583-8800
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                             ---------------------

            J. FURMAN LEWIS, ESQ.                                  Copy to:
  SENIOR VICE PRESIDENT AND GENERAL COUNSEL                 KEITH L. KEARNEY, ESQ.
        THE WILLIAMS COMPANIES, INC.                         DAVIS POLK & WARDWELL
             ONE WILLIAMS CENTER                              450 LEXINGTON AVE.
            TULSA, OKLAHOMA 74172                            NEW YORK, N.Y. 10017
               (918) 588-2302                                   (212) 450-4000
   (Name, address, including zip code, and          (Name, address, including zip code, and
   telephone number, including area code,           telephone number, including area code,
            of agent for service)                            of agent for service)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                       AMOUNT         MAXIMUM        AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                 TO BE          OFFERING        OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED          REGISTERED       PER UNIT        PRICE(1)          FEE
--------------------------------------------------------------------------------------------------
Debt Securities...................       (2)            (2)         $100,000,000      $34,483
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.

(2) Not applicable pursuant to Form S-3 General Instruction II(d) under the Securities Act of 1933.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO CERTAIN UNSOLD SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-49150.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1995

PROSPECTUS

                         NORTHWEST PIPELINE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     Northwest Pipeline Corporation (the "Company") may offer and issue from time to time in one or more series unsecured debentures, notes or other evidences of indebtedness (the "Debt Securities") with an initial offering price not to exceed $150,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units). The Company will offer the Debt Securities to the public on terms determined by market conditions. Debt Securities of a series may be issuable as individual securities in registered form without coupons or in bearer form with or without coupons attached. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates.

     The Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of the Debt Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     The Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities other than the Debt Securities described in the accompanying Prospectus Supplement.

                                           , 1995

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                             ---------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY DEBT SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference.

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Northwest Pipeline Corporation, 295 Chipeta Way, Salt Lake City, Utah 84108,
Attention: Corporate Secretary, (801) 583-8800.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON ANY EXCHANGES ON WHICH THE DEBT SECURITIES ARE LISTED, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

The map depicts the location of the Company's natural gas pipeline transmission system extending from the Canadian border near Sumas, Washington, to the San Juan basin in Colorado to New Mexico. The map also indicates the location of the Company's compression stations, LNG plant and underground gas storage facilities.

                                  THE COMPANY

     The Company is an interstate natural gas transmission company which owns a natural gas pipeline system, including storage facilities, and serves customers in nine western states. The Company's transmission and storage activities are subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938 and under the Natural Gas Policy Act of 1978. The Company is a wholly owned subsidiary of The Williams Companies, Inc. ("Williams").

     In April 1995, FERC issued certificates of public convenience and necessity authorizing expansions to the Company's mainline transmission system. The expansions will increase mainline capacity by 6 percent, or 144 MMcf* of gas per day, at a total estimated cost of approximately $106 million and are expected to be in service by January 1996.

     The Company was incorporated in Delaware in 1965. Its principal place of business is located at 295 Chipeta Way, Salt Lake City, UT 84108 (telephone:
(801) 583-8800).

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including funding the expansions of the Company's mainline transmission system. The Company anticipates that it will raise additional funds from time to time through debt financings, including further borrowings under its bank Credit Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown.

                                                       SIX
                                                     MONTHS
                                                      ENDED
                                                    JUNE 30,            YEAR ENDED DECEMBER 31,
                                                    ---------    -------------------------------------
                                                      1995       1994    1993    1992    1991    1990
                                                    ---------    -----   -----   -----   -----   -----
Assuming Allocation of Interest and Debt Expense
  to Discontinued Operations......................     2.96       2.76    2.65    3.16    3.39    4.74
Assuming No Allocation of Interest and Debt
  Expense to Discontinued Operations..............     2.96       2.76    2.65    3.16    2.33    2.86

     For the purpose of the ratio assuming no allocation of interest and debt expense to discontinued operations (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, and
(ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases applicable to continuing operations estimated to represent an interest factor for the Company.

     For the purpose of the ratio assuming allocation of interest and debt expense to discontinued operations (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, and
(ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) allocated to continuing operations and that portion of rental payments on operating leases applicable to continuing operations estimated to represent an interest factor for the Company. Interest was allocated to discontinued operations based on the ratio of all gathering and processing assets, net of all gathering and processing liabilities, to total assets net of liabilities (except long-term debt). Rental expense representative of interest factor excludes amounts applicable to discontinued operations. The Company's long-term debt cannot be specifically sourced to gathering and processing, even though these assets have been financed historically, at least in part, with overall debt obligations of the Company.
---------------

* The term "Mcf" means thousand cubic feet, "MMcf" means million cubic feet and "Bcf" means billion cubic feet. All volumes of natural gas are stated at a pressure base of 14.73 pounds per square inch absolute at 60 degrees Fahrenheit. The term "MMBtu" means one million British Thermal Units and "TBtu" means one trillion British Thermal Units.

                             SELECTED FINANCIAL DATA

     The following income statement and cash flow data for the years 1992 through 1994 and the balance sheet data for 1993 and 1994 have been derived from the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference. The income statement and cash flow data with respect to the six months ended June 30, 1994 and 1995, and the balance sheet data at June 30, 1995, were derived from unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, incorporated herein by reference, and include, in the opinion of the Company, all adjustments necessary to present fairly the data for such periods. The income statement and cash flow data for 1991 and 1990 and the balance sheet data for 1992, 1991 and 1990 set forth below have been derived from audited financial statements of the Company previously filed with the Commission but not incorporated by reference. The selected financial data should be read in conjunction with such financial statements, the notes thereto and the related management's discussion and analysis of financial condition and results of operations.

                                   SIX MONTHS ENDED
                                       JUNE 30,                   YEAR ENDED DECEMBER 31,
                                   ----------------    ----------------------------------------------
                                    1995      1994      1994      1993      1992      1991      1990
                                   ------    ------    ------    ------    ------    ------    ------
                                                                   (MILLIONS OF DOLLARS)
Income Statement Data:
  Operating revenues.............  $118.1    $122.5    $238.5    $276.5    $251.4    $259.8    $280.1
                                   ======    ======    ======    ======    ======    ======    ======
  Income from continuing
     operations..................  $ 28.2    $ 25.2    $ 44.9    $ 43.9    $ 38.2    $ 34.1    $ 39.5
                                   ======    ======    ======    ======    ======    ======    ======
  Net income.....................  $ 28.2    $ 25.2    $ 44.9    $ 43.9    $ 67.3    $ 58.3    $ 59.8
                                   ======    ======    ======    ======    ======    ======    ======
Net cash provided by continuing
  operations.....................  $ 34.8    $ 74.1    $ 95.4    $133.2    $ 40.5    $110.4    $ 76.7
                                   ======    ======    ======    ======    ======    ======    ======
Net cash provided by operating
  activities.....................  $ 34.8    $ 74.1    $ 95.4    $133.2    $ 78.7    $142.3    $120.7
                                   ======    ======    ======    ======    ======    ======    ======

                                                                        DECEMBER 31,
                                           JUNE 30,    ----------------------------------------------
                                             1995       1994      1993      1992      1991      1990
                                           --------    ------    ------    ------    ------    ------
                                                                   (MILLIONS OF DOLLARS)
Balance Sheet Data:
  Property, plant and equipment -- net...   $828.3     $810.9    $783.0    $638.2    $367.2    $658.5
  Net assets of discontinued
     operations..........................       --         --        --        --     209.6        --
  Total assets...........................    966.8      918.8     910.7     941.1     768.4     874.5
  Long-term obligations..................    287.2      297.7     310.7     335.9     238.0     274.6
  Stockholder's equity...................    449.6      427.0     413.7     389.2     360.2     295.7

                                    BUSINESS

PIPELINE SYSTEM AND CUSTOMERS

     The Company owns and operates a pipeline system for the mainline transmission of natural gas. This system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. At December 31, 1994, the Company's system, having an aggregate mainline deliverability of almost 2.5 Bcf of gas per day, was composed of approximately 3,900 miles of mainline and branch transmission pipelines, and 43 mainline compressor stations with a combined capacity of approximately 291,000 horsepower.

     The Company operates under an open-access transportation certificate wherein gas is transported for third party shippers. The Company's transportation services represented 100 percent of its total throughput in 1994, reflecting the implementation of FERC's Order No. 636 during 1993 which required interstate pipelines to restructure their tariffs to eliminate traditional sales services and to implement various changes in forms of service.

     In 1994, the Company transported natural gas for a total of 101 customers. The Company provides services for markets in California, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon and Washington. Transportation customers include distribution companies, municipalities, interstate and intrastate pipelines, gas marketers and direct industrial users. The three largest transportation customers of the Company in 1994 accounted for approximately 14.4 percent, 11.4 percent and 10.3 percent, respectively, of total transportation volumes. No other customer accounted for more than 10 percent of total volumes moved on the Company's mainline system. The Company's firm transportation agreements are generally long-term agreements with various expiration dates and account for the major portion of the Company's business. Additionally, the Company offers interruptible transportation service under agreements that are generally short term.

     No other interstate natural gas pipeline company presently provides significant service to the Company's primary gas consumer market area. Current levels of service to the Company's primary markets will likely be maintained so long as the Company's rates remain relatively attractive. Competition with other interstate carriers exists for expansion markets. Competition also exists with alternate fuels. Electricity, distillate fuel oil and propane are the primary alternate energy sources in the residential and small commercial markets. In the industrial markets, high sulfur residual fuel oil is the main alternate fuel source.

     The Company believes that economies in the Pacific Northwest and the preference for natural gas in response to environmental concerns support future expansions of its mainline capacity. On April 19, 1995, FERC issued certificates of public convenience and necessity authorizing construction and operation of additional mainline expansion projects which will increase system capacity by 144 MMcf of gas per day at an estimated cost of approximately $106 million.

GAS STORAGE

     Underground gas storage facilities enable the Company to balance daily receipts and deliveries and provide storage services to certain major customers.

     The Company has a contract with a third party, under which gas storage services are provided to the Company in an underground storage reservoir in the Clay Basin Field located in Daggett County, Utah. The Company injects its own gas into the storage reservoir and is authorized to utilize the Clay Basin Field at a seasonal storage level of 6.1 Bcf of working gas, with a firm delivery capability of 51 MMcf of gas per day.

     The Company owns a one-third interest in the Jackson Prairie underground storage facility located near Chehalis, Washington, with the remaining interests owned by two of the Company's distribution customers. The authorized seasonal storage capacity of the facility is 15.1 Bcf of working gas. The facility provides peak day deliveries to the Company of up to 450 MMcf per day on a firm basis and up to an additional 72 MMcf per day on a best-efforts basis. Certain of the Company's major customers own the working gas stored at the facility. A project to test and develop additional storage at Jackson Prairie over a five-year period is currently in progress with one test well completed and 1.5 Bcf of gas injected into the reservoir. Full development of the project would yield total working gas capacity of 10 Bcf and deliverability of 250 MMcf per day at a total project cost of $40 million with the Company's share being $13.3 million.

     The Company also owns and operates a liquefied natural gas storage facility located near Plymouth, Washington, which provides standby service for the Company's customers during extreme peaks in demand. The facility has a total LNG storage capacity equivalent to 2.4 Bcf of gas, liquefaction capability of 12 MMcf per day and regasification capability of 300 MMcf per day. Certain of the Company's major customers own the gas stored at the LNG plant.

OPERATING STATISTICS

     The following table summarizes volumes and average rates for the periods indicated:

                                                  SIX MONTHS
                                                    ENDED
                                                   JUNE 30,              YEAR ENDED DECEMBER 31,
                                                 ------------      ------------------------------------
                                                 1995    1994      1994    1993    1992    1991    1990
                                                 ----    ----      ----    ----    ----    ----    ----
Gas Volumes (TBtu):
  Gas Sales....................................   --      --        --      18      19      32      42
  Transportation...............................  397     329       679     606     591     568     513
                                                 ---     ---       ---     ---     ---     ---     ---
          Total Throughput.....................  397     329       679     624     610     600     555
                                                 ===     ===       ===     ===     ===     ===     ===
Average Daily Transportation Volumes (TBtu)....  2.2     1.8       1.9     1.7     1.6     1.6     1.4
Average Daily Firm Reserved Capacity (TBtu)....  2.4     2.4       2.4      *       *       *       *

---------------

* Not Applicable

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute senior debt of the Company and will be issued under an indenture (the "Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture and the Debt Securities do not purport to be complete and such summary is subject to the detailed provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities." The Indenture does not contain any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in the Indenture (Article One and Section 3.7) are summarized as follows:

          "Attributable Debt" means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the Company, be extended).

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (1) intangible assets; (2) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; (3) reserves; (4) advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness; (5) an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and (6) minority stockholder interests.

          "Funded Indebtedness" means any Indebtedness which matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise; provided, however, that such term shall not include Indebtedness of the Company or any of its Subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development to the extent that the latter are not in default in their obligations to the Company or such Subsidiary, nor shall such term include Indebtedness of the Company or any of its Subsidiaries incurred to finance oil or natural gas exploration and development by means commonly referred to as a "production payment" to the extent that the Company or any of its Subsidiaries have not guaranteed the repayment of the production payment.

          "Holder" means a Person in whose name Debt Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness which is for money borrowed from others.

          "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Principal Property" means any natural gas pipeline, gathering property or natural gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries; provided that "Principal Property" shall not include (i) any oil or natural gas property or the production or proceeds from production from an oil or natural gas producing property or production or proceeds from production from gas processing plants or oil or natural gas or petroleum products in any pipeline or storage field, and
     (ii) any property acquired or constructed by any Subsidiary of the Company after the end of the first fiscal quarter immediately preceding the issuance of Debt Securities hereunder.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior obligations of the Company.

     The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable; (iii) any date of maturity;
(iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) any redemption or sinking fund provisions;
(viii) whether the Offered Debt Securities will be issuable in registered or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

SENIOR DEBT

     The Debt Securities and any coupons appertaining thereto (the "Coupons") that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

CERTAIN COVENANTS OF THE COMPANY

     Limitation on Liens. The Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance ("mortgage"), upon any of its properties without effectively providing that the Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are purchase money mortgages; pre-existing mortgages on any property acquired or constructed by the Company or a Subsidiary and mortgages created within one year after completion of such acquisition or construction; mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company; mortgages on oil or gas properties owned by the Company or a Subsidiary; other mortgages in an aggregate amount which, at the time of incurrence and together with the Attributable Debt in respect of sale and lease-back transactions permitted by paragraph (a) of
Section 3.7, does not exceed 5 percent of the Consolidated Net Tangible Assets. (Section 3.6)

     Limitation on Sale and Lease-Back Transactions. The Indenture provides that the Company will not, nor will it permit any Subsidiary to, sell and lease back for more than three years any Principal Property acquired or placed into service more than 180 days before such lease arrangement, unless (a) the lessee would be entitled to incur indebtedness secured by a mortgage on such Principal Property in a principal amount equivalent to the Attributable Debt in respect of such arrangement without equally and ratably securing the Debt Securities issued thereunder or (b) the Company retires Funded Indebtedness or causes Funded Indebtedness to be retired within 90 days of the effective date of such sale and lease-back transaction equal to the net proceeds of such sale. This limitation does not apply to sale and lease-back transactions (i) relating to industrial development or pollution control financing or (ii) involving only the Company and any Subsidiary or Subsidiaries, nor are such transactions included in any computation of Attributable Debt. (Section 3.7)

     Consolidation, Merger, Conveyance of Assets. The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the corporation formed by such consolidation or into which the Company is merged or the Person which acquires such assets shall expressly assume the Company's obligations under the Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.1)

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debt Securities of any series issued under the Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series or the Indenture other than a covenant a default in whose performance or whose breach is dealt with otherwise below or, if certain conditions are met, the Events of Default described in this clause (c) are the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 4.1)

     The Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause (c) is with respect to less than all series of Debt Securities then outstanding) occurs, either the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, either the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the Holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of such Holders. (Section 5.2) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 4.9)

     The Indenture provides that no Holder of Debt Securities issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9)

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below. (Section 9.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the condition listed below, discharge certain obligations to Holders of any series of Debt Securities issued under the Indenture at any time ("defeasance"). Under terms satisfactory to the relevant Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by Sections 3.6, 3.7 and 8.1 (which contain the covenants described above limiting liens, sale and lease-back transactions and consolidations, mergers and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under the Indenture; and (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law).

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the Holders to: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the Holders; (e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 7.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of each series issued under the Indenture then outstanding and affected (voting as one class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under the Indenture, the consent of the Holders of which is required for any such modification. (Section 7.2)

CONCERNING THE TRUSTEE

     Chemical Bank is one of a number of banks with which the Company and its affiliates maintain ordinary banking relationships and with which the Company and its affiliates maintain credit facilities.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Bearer Debt Securities (including Bearer Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any Bearer Debt Securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Debt Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Debt Securities. Moreover, Bearer Debt Securities (other than temporary global Debt Securities and Bearer Debt Securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any coupons appertaining thereto will not be delivered in definitive form, nor will any interest be paid on any Bearer Debt Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Debt Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Debt Security through a foreign branch of a United States financial institution and who holds the Bearer Debt Security through such financial institution through such date (and in either case (a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and such financial institution certifies that it has not acquired the Bearer Debt Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     Bearer Securities (other than temporary global Debt Securities) and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or coupon.

     As used herein, "United States person" means any person who is, for United States federal income tax purposes, a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Debt Securities in the following ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to purchasers.

     Offers to purchase the Offered Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Offered Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Offered Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                    EXPERTS

     The financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     The reports of independent auditors relating to the audited financial statements of the Company in any documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering to the extent covered by consents thereto filed with the Securities and Exchange Commission will be incorporated by reference in reliance upon such reports given upon the authority of such independent auditors as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities will be passed upon for the Company by J. Furman Lewis, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. Lewis beneficially owns approximately 15,530 shares of Williams' Common Stock and also has exercisable options to purchase an additional 48,688 shares of Williams' Common Stock. Pursuant to its By-laws and an indemnity agreement, Williams is required to indemnify Mr. Lewis to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Williams. Williams also maintains directors' and officers' liability insurance under which Mr. Lewis is insured against certain expenses and liabilities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the offering described in this Registration Statement:

                                                                           APPROXIMATE
                                                                             AMOUNT
                                                                           -----------
        Securities and Exchange Commission registration fee..............   $  34,483
        Printing and engraving expenses..................................      25,000
        Accounting fees..................................................      20,000
        Blue Sky fees and expenses (including legal fees)................      15,000
        Legal fees and expenses..........................................      20,000
        Trustees' fees...................................................      20,000
        Fees of rating agencies..........................................      40,000
        Miscellaneous expenses...........................................      25,517
                                                                             --------
                  TOTAL..................................................   $ 200,000
                                                                             ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with the directors and certain officers of the Company providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
        *1.1         -- Form of Underwriting Agreement (filed as Exhibit 1.1 to Form S-3
                        Registration Statement No. 33-49150 filed July 2, 1992).
        *1.2         -- Form of Distribution Agreement (filed as Exhibit 1.2 to Form S-3
                        Registration Statement No. 33-49150 filed July 2, 1992).
         4.1         -- Form of Indenture.

      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         4.2         -- Form of Floating Rate Note.
         4.3         -- Form of Fixed Rate Note.
         4.4         -- Form of Debenture.
        *4.5         -- Restated Certificate of Incorporation of the Company (filed as
                        Exhibit 3a to Amendment No. 1 to Form S-1 Registration Statement No.
                        2-55273 filed January 13, 1976).
        *4.6         -- By-laws of the Company, as amended (filed as Exhibit 3c to Form S-1
                        Registration Statement No. 2-55273 filed December 30, 1975).
        *4.7         -- Form of Debt Indenture between the Company and Continental Bank,
                        National Association, Trustee, relating to the 9% Debentures, due
                        2022 (filed as Exhibit 4.1 to Form S-3 Registration Statement No.
                        33-49150 filed July 2, 1992).
        *4.8         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its affiliates and the banks named therein and Citibank, N.A., as agent (filed as Exhibit 4(b) to
                        Williams' Form 10-K for the year ended December 31, 1994).
         4.9         -- First Amendment, dated as of June 15, 1995, to Exhibit 4.8 above.
         5           -- Opinion and consent of J. Furman Lewis, Esq., Senior Vice President and General Counsel of Williams, relating to the validity of the Debt
                        Securities.
        12           -- Computation of Ratio of Earnings to Fixed Charges.
        23.1         -- Consent of Ernst & Young LLP.
        23.2         -- Consent of J. Furman Lewis (contained in Exhibit 5).
        24.1         -- Power of Attorney.
        24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney.
        25           -- Statement of Eligibility and Qualification on Form T-1 for Indenture.

---------------

* Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration

        Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 14th day of September, 1995.

                                            NORTHWEST PIPELINE CORPORATION
                                            (Registrant)

                                            By     /s/  DAVID M. HIGBEE
                                              --------------------------------
                                                        David M. Higbee
                                                       Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  -------------------

         /s/  KEITH E. BAILEY*                 Chairman of the Board
---------------------------------------------
              Keith E. Bailey

         /s/  BRIAN E. O'NEILL*                President (Principal
---------------------------------------------  Executive Officer) and
              Brian E. O'Neill                 Director

      /s/  TIMOTHY J. HAUSLER*                 Vice President -- Finance
---------------------------------------------  and Administration and
           Timothy J. Hausler                  Treasurer (Principal
                                               Financial Officer) and
                                               Director

       /s/  CURTIS C. KENNEDY*                 Controller (Principal
---------------------------------------------  Accounting Officer)
            Curtis C. Kennedy
                                                                             September 14, 1995
          /s/  MATT J. GILLIS*                 Director
---------------------------------------------
               Matt J. Gillis

        /s/  RONALD M. MUCCI*                  Director
---------------------------------------------
             Ronald M. Mucci

    /s/  LEWIS A. POSEKANY, JR.*               Director
---------------------------------------------
         Lewis A. Posekany, Jr.

    /s/  J. DOUGLAS WHISENANT*                 Director
---------------------------------------------
         J. Douglas Whisenant

*By:       /s/  DAVID M. HIGBEE
---------------------------------------------
                David M. Higbee
               Attorney-in-fact

                              INDEX TO EXHIBITS


                                                                                                       SEQUENTIALLY
      EXHIBIT                                                                                            NUMBERED
       NUMBER                                      DESCRIPTION                                             PAGE
      -------                                      -----------                                         -----------
        *1.1         -- Form of Underwriting Agreement (filed as Exhibit 1.1 to Form S-3
                        Registration Statement No. 33-49150 filed July 2, 1992).

        *1.2         -- Form of Distribution Agreement (filed as Exhibit 1.2 to Form S-3
                        Registration Statement No. 33-49150 filed July 2, 1992).
         4.1         -- Form of Indenture.
         4.2         -- Form of Floating Rate Note.
         4.3         -- Form of Fixed Rate Note.
         4.4         -- Form of Debenture.
        *4.5         -- Restated Certificate of Incorporation of the Company (filed as
                        Exhibit 3a to Amendment No. 1 to Form S-1 Registration Statement No.
                        2-55273 filed January 13, 1976).
        *4.6         -- By-laws of the Company, as amended (filed as Exhibit 3c to Form S-1
                        Registration Statement No. 2-55273 filed December 30, 1975).
        *4.7         -- Form of Debt Indenture between the Company and Continental Bank,
                        National Association, Trustee, relating to the 9% Debentures, due
                        2022 (filed as Exhibit 4.1 to Form S-3 Registration Statement No.
                        33-49150 filed July 2, 1992).
        *4.8         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its affiliates and the banks named therein and Citibank, N.A., as agent (filed as Exhibit 4(b) to
                        Williams' Form 10-K for the year ended December 31, 1994).
         4.9         -- First Amendment, dated as of June 15, 1995, to Exhibit 4.8 above.
         5           -- Opinion and consent of J. Furman Lewis, Esq., Senior Vice President and General Counsel of Williams, relating to the validity of the Debt
                        Securities.
        12           -- Computation of Ratio of Earnings to Fixed Charges.
        23.1         -- Consent of Ernst & Young LLP.
        23.2         -- Consent of J. Furman Lewis (contained in Exhibit 5).
        24.1         -- Power of Attorney.
        24.2         -- Certified copy of resolution authorizing signatures pursuant to power of attorney.
        25           -- Statement of Eligibility and Qualification on Form T-1 for Indenture.

---------------

* Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.